[ ] - Certain information omitted and filed separately with the Commission pursuant to a confidential treatment request


                AGREEMENT FOR FEASIBILITY STUDY



THIS FEASIBILITY STUDY AGREEMENT (the "Agreement") effective as of the 15th day of April, 1996, by and among JAGO Pharma AG, a Swiss corporation, having its place of business at Eptingerstrasse 51, CH-4132 Muttenz, Switzerland (hereinafter, together with its Affiliates, including without limitation Jagotec AG, a Swiss corporation, referred to as "JAGO") and Intercardia Inc., a Delaware corporation, having a place of business at 3200 Chapel Hill Road/Nelson Highway, Cape Fear Building, Suite 101, Research Triangle Park, NC 27709, U.S.A. (hereinafter referred to as "Intercardia"), and CPEC. Inc., a Nevada corporation having its place of business at Suite 1100, 300 South Fourth Street, Las Vegas, Nevada 89101, U.S.A. (hereinafter referred to as "CPEC"; Intercardia and CPEC hereinafter collectively referred to as "INTERCARDIA").



WHEREAS, JAGO possesses certain proprietary technology and know-how relating to pharmaceutical systems for the controlled release of active substances, including but not limited to, JAGO's patented GEOMATRIX(R)* Technology (as defined below); and

WHEREAS, INTERCARDIA is interested in certain development work with respect to a once-daily tablet containing the molecule
BUCINDOLOL (hereinafter referred to as the "Drug"); and

WHEREAS, INTERCARDIA is interested in having JAGO develop formulations, based on JAGO's patented GEOMATRIX Technology and the JAGO Know-How (as defined below), for the delivery of
initially [   ]mg of BUCINDOLOL or eventually such other initial
dosage level as determined by INTERCARDIA, and eventually different other dosage strengths, and JAGO is willing to conduct a feasibility study to develop such formulations under the terms and conditions set forth below.



NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants and intending to be legally bound hereby, the Parties hereto agree as follows:


     1.    Definitions

           For purposes of the Agreement, the terms defined in this Section 1. shall have the following meanings:

- --------------------
* GEOMATRIX is a registered trademark of the Jago Group of Companies

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT

     1.1 "Affiliate" shall mean, with respect to each Party hereto, any corporation, partnership or other entity controlled by, controlling or under common control with, such Party, with "control" meaning direct or indirect beneficial ownership of more than 50% of the voting power of, or more than 50% of ownership interest in, such corporation, partnership or other entity; provided however, that Interneuron Pharmaceuticals Inc. shall be excluded from this definition of Affiliates with respect to INTERCARDIA.

     1.2 "Confidential Information" shall mean any and all of the JAGO Know-How and the INTERCARDIA Know-How, as well as any and all information developed during the course of the Agreement including but not limited to, materials and techniques, analytical and testing methods, chemical formulas and specifications, formulation details, product design criteria, test data and results and other technical information relating to Drug, Prototypes or formulations developed hereunder.

     1.3 "Feasibility Proposal" shall mean the proposal attached hereto as Exhibit A for conducting the feasibility study under the Agreement.

     1.4 "GEOMATRIX Technology" shall mean JAGO's oral controlled drug release delivery and related technology which utilizes a hydrophilic drug-containing matrix tablet which controls the release of the drug through the use of one or more barrier layers, together with all improvements thereon and thereto.

     1.5 "INTERCARDIA Know-How" shall mean all of INTERCARDIA's information and data, which are not generally known, including but not limited to, trade secrets, patent claims and related information not yet disclosed to the public, formulas, procedures, protocols, techniques and results of experimentation and testing which relate to the Drug and/or are useful and/or necessary to develop, make, use or sell products containing the Drug as the active ingredient.

     1.6 "INTERCARDIA Patents" shall mean all patents and all patent applications, other than JAGO Patents, owned by or licensed to INTERCARDIA in any country (as of the date hereof and hereafter), relating in any manner to the Drug or the use or process of manufacture thereof, together with any and all corresponding patent applications and patents which issue therefrom, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions, substitutions, confirmations or additions to any such patents or patent applications.

     1.7 "JAGO Know-How" shall mean all of JAGO's information and data, which are not generally known, including but not limited to, trade secrets, patent claims and related information not yet disclosed to the public, formulas,

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT

     procedures, protocols, techniques and results of experimen-tation and testing which relate to the GEOMATRIX Technology and/or are useful and/or necessary to develop, make, use or sell products using the GEOMATRIX Technology, but to the extent only, such JAGO Know-How is not subject to agreements or undertakings of JAGO with third party restricting the use or disclosure thereof to INTERCARDIA.

     1.8 "JAGO Patents" shall mean all patent applications heretofore or hereafter filed or having legal force in any country and owned by or licensed to JAGO or its Affiliates, which claim the GEOMATRIX Technology or the process of manufacture by use of, or the use of, the GEOMATRIX Techno-logy, together with any and all corresponding patent applications and patents which issue therefrom, and all di-visionals, continuations, continuations-in-part, reissues, renewals, extensions, substitutions, confirmations or additions to any such patents or patent applications.

     1.9 "License Agreement" shall mean the license agreement between JAGO, Jagotec AG, a Swiss corporation, and INTERCARDIA dated as of the date hereof and attached hereto as Exhibit B.

     1.10 "Prototypes" shall mean the physical units of the new formulations developed by JAGO under the Agreement using the GEOMATRIX Technology and containing Drug.

     1.11  "Territory" shall mean the entire world.


     2.    Conduct of Research

     2.1 JAGO undertakes to use its best efforts, using the JAGO Know-How and in close collaboration with INTERCARDIA, to develop the Prototypes in accordance with the Feasibility Proposal, and to provide INTERCARDIA with quarterly written reports, and monthly written summary updates, on its activities and the results thereof. INTERCARDIA undertakes to provide JAGO in a timely manner with sufficient quantities of Drug as may be reasonably determined by JAGO and INTERCARDIA to develop the three (3) different Prototypes as set forth in the Feasibility Proposal, Part 3.0, and to formulate sufficient Prototypes to conduct, or have conducted by a qualified clinical research organization ("CRO") nominated by JAGO, such CRO selected and the proposed protocol for the Preliminary Pharmacokinetic Study agreed upon by INTERCARDIA, the Preliminary Pharmacokinetic Study referred to in the Feasibility Proposal, Part 4.0;
     provided however, that the initial dosage level of [   ]mg
     specified by Part 3.2 and 4.2 of the Feasibility Proposal may be modified by INTERCARDIA by giving written notice to that effect to JAGO, subject to Section 3.3 below. Furthermore, INTERCARDIA shall provide, if available to it and requested by JAGO, such analytical

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT

     and testing methods relating to Drug as may reasonably be needed to formulate and test the Prototypes. Except as otherwise mutually agreed upon in writing, JAGO will provide all other components which may be required to formulate, test and produce the required Prototypes. Such components shall be pharmaceuti- cally acceptable, suitable for administration to humans and designed to comply with applicable FDA requirements.

     2.2 Upon completion of the development of the Prototypes, JAGO shall arrange for and conduct or have conducted by the CRO, nominated by JAGO and agreed upon by Intercardia as set forth in Section 2.1 above, the Preliminary Pharmacokinetic Study of the Prototypes as required by the Feasibility Proposal, Part 4.0.

           Alternatively, Intercardia may elect, by giving written notice to that effect to JAGO, to carry out itself such Preliminary Pharmacokinetic Study at its own cost and expense and under its own responsibility. In the event Intercardia so elects, Sections 2.3 and 3.2 below shall not apply, provided however, that (i) Intercardia shall consult with JAGO on the design of the Preliminary Pharmacokinetic Study and review the final protocol with JAGO, and (ii) Intercardia shall provide JAGO with the results of the Preliminary Pharmacokinetic Study within thirty (30) days of its completion for JAGO's file, and (iii) JAGO shall assist Intercardia in the evaluation of such results in order to allow Intercardia to determine whether to continue the development of such GEOMATRIX formulations containing Drug, as set forth in Section 7. below, and (iv) JAGO shall have no responsibility or liability whatsoever with respect to such Preliminary Pharmacokinetic Study, including but not limited, as to the availability and quality of the results thereof.

     2.3 Upon the completion of the Preliminary Pharmacokinetic Study, JAGO shall disclose the results thereof to Intercardia, subject to Sections 5. and 6.7 below, and JAGO shall assist Intercardia in the evaluation of such results in order to allow Intercardia to determine whether to continue the development of such GEOMATRIX formulations containing Drug, as set forth in Section 7. below.

     2.4 INTERCARDIA recognizes and acknowledges that there is no certainty as to the outcome of the feasibility study to be performed hereunder, and that it may not necessarily result in Prototypes which meet all of the specifications outlined in the Feasibility Proposal, Part 2.0. INTERCARDIA furthermore recognizes and acknowledges that the timetable set forth in the Feasibility Proposal, Part 5.0, is an estimate only based on JAGO's experience of similar feasibility studies, and that JAGO does not make any warranty or representation as to that Prototypes may be developed and tested within the timeframes set forth in such timetable,

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT


     provided that JAGO shall use its best efforts to meet the timetables and achieve the results set forth in the Feasibility Proposal. JAGO shall promptly inform INTERCARDIA of any material deviations from such timetable.

     2.5 In conducting the feasibility study contemplated here-under, JAGO will at all times adhere to Good Laboratory Practice (GLP) and Good Clinical Practice (GCP) standards according to the respective European Union and US guidelines, and in a manner designed to permit INTERCARDIA to utilize the results of the feasibility study in a applicable FDA filings for Product (as defined in Section
     7.1 below).


     3.    Development Costs and Clinical Costs

     3.1 CPEC shall bear all costs of the feasibility study to be performed by JAGO as outlined in the Feasibility Proposal, Part 6.1 (hereinafter referred to as "Development
     Costs") in an aggregate amount of USD [       ]
     ([                    ] United States Dollars), subject to
     Section 3.3 and 3.4 below. Such Development Costs shall not include the Clinical Costs as defined in Section 3.2 below.

     3.2 In addition to the Development Costs, CPEC shall reimburse JAGO any and all costs and expenses actually incurred by JAGO, which costs and expenses are to be approved in writing in advance by INTERCARDIA, in connection with the Preliminary Pharmacokinetic Study set forth in the Feasibility Proposal, Part 4.0, plus [ ]% ([ ] percent) to reflect JAGO's obligation to manage and coordinate such study (hereinafter collectively referred to as "Clinical Costs"). The Clinical Costs so calculated shall be invoiced by JAGO to INTERCARDIA and shall include sufficient detail (including the CRO invoice) to enable INTERCARDIA to verify the contents thereof. INTERCARDIA recognizes and acknow-ledges that the amount of Clinical Costs as shown in the Feasibility Proposal, Part 6.2, is an estimate only based on JAGO's experience of similar feasibility studies, and that JAGO does not make any warranty or representation as to that the Preliminary Pharmacokinetic Study may be conducted for such amount.

     3.3 In the event that Intercardia requests a change in the initial dosage level as outlined in section 2.1 above, CPEC undertakes to bear and reimburse to JAGO any and all pre-approved additional costs and expenses incurred or caused by such change of the initial dosage level.

     3.4 In the event that Intercardia requires the development and testing of additional dosage strength(s) of the Drug contained in the Prototypes to be developed under the Agreement pursuant to the Feasibility Proposal, Part 3.2, or in the event that additional preliminary pharmacokinetic studies for any Prototype will be necessary or desirable,

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT

     any costs for such additional development and/or studies shall be borne by CPEC, the amount of which shall be negotiated by the Parties in good faith and be agreed upon in a respective written protocol in advance of CPEC incurring any liability therefore.


     4.    Payments to JAGO

     4.1 CPEC shall pay to JAGO the Development Costs and the Clinical Costs as set forth in Section 3.1 and 3.2 above pursuant to the Schedule of Payments in the Feasibility Proposal, Part 7.0, subject to any advance approvals required of INTERCARDIA.

     4.2 In the event that a request of Intercardia for change of the initial dosage level incurs or causes additional costs and expenses to JAGO as outlined in Section 3.3 above, then any and all such additional costs and expenses shall be separately invoiced by JAGO to INTERCARDIA. Any and all such invoices shall be paid by INTERCARDIA within thirty (30) days of receipt of such invoice(s), if any.

     4.3 In the event that, pursuant to Section 3.4 above, Intercardia requests the development and testing of additional dosage strength(s), or in the event that additional preliminary pharmacokinetic studies for any Prototype will be necessary or desirable, the Schedule of Payments in the Feasibility Proposal, Part 7.0, shall be applied according to the payment of any additional costs agreed upon by the Parties, provided that the first payment shall be made upon Intercardia's request for development of any additional dosage strength or the mutual execution of the protocol referred to in Section 3.4 above, respectively.

     4.4 In the event that upon completion of the Preliminary Pharmacokinetic Study any invoice(s) issued by JAGO with respect to the Preliminary Pharmacokinetic Study show an amount in excess of the amount paid by CPEC to JAGO on account of Clinical Costs pursuant to Section 4.1 above, CPEC undertakes to pay to JAGO any such excess amount(s) within thirty (30) days as of its receipt of the respective invoice(s). In the event that upon completion of the Preliminary Pharmacokinetic Study any invoice(s) issued by JAGO with respect to the Preliminary Pharmacokinetic Study show an amount of less than the amount actually paid by CPEC to JAGO on account of Clinical Costs for any dosage strength, then JAGO shall repay any such amount(s) overpaid by CPEC within thirty (30) days of the completion of the Preliminary Pharmacokinetic Study.

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT


      5.    Confidentiality

     5.1 During the term of the Agreement and in the course of the development work hereunder, it may be necessary for a Party hereto to disclose to the other Party, orally or in writing, certain Confidential Information which the disclosing Party considers to be highly confidential and proprietary. Each Party hereto, as the recipient of any such Confidential Information, agrees to hold in strict confidence and not to use, except for purposes of the Agreement, all Confidential Information obtained from the other Party during the term of the Agreement.

     5.2 The obligations of confidentiality and non-use contained in this Section 5. shall not extend and apply to Confidential Information that:

               (a) is in or enters the public domain without breach of the Agreement; or

               (b) can be shown to have been known to the receiving Party prior to disclosure under the Agreement;
         or

               (c) is disclosed, without restriction, by a third party having the right to disclose the same; or

               (d) is required to be disclosed by a judicial or administrative authority of competent jurisdiction after maximum practical notice to the originally disclosing
         Party; or

           (e) is disclosed to actual or potential investors, corporate partners and/or licensee(s) of either Party, provided (i) that such parties are bound by obligations of confidentiality and non-use which are substantially the same as those set forth in this Section 5. and which are broad enough to cover any disclosure of Confidential Information received from the other Party hereunder; and
         (ii) that no Confidential Information disclosed by the other Party may be disclosed to any such party, whose primary business or activities are in direct competition with the activities of the originally disclosing Party.

     5.3 Confidential Information shall be disclosed by INTERCARDIA or JAGO only to those of their employees who have a need to know such Confidential Information for the purposes of the Agreement. Furthermore, INTERCARDIA and JAGO may also disclose Confidential Information to consultants hired by it or by both Parties, provided the such consultant has a need to know and has previously signed a Confidentiality Agreement which contains substantially the same obligations of confidentiality and non-use as set forth in this Section 5. and which is broad enough to cover any disclosures of Confidential Information.

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT



     5.4 In the event of termination or expiration of the Agreement, except as may otherwise be agreed upon by the Parties in any subsequent agreement, each Party shall immediately return to the other Party all of the Confidential Information received in connection with the Agreement, including every and all copies made thereof, save for one copy of each item of Confidential Information, which may be retained in the legal department or lodged with the legal advisers of the receiving Party exclusively in order to provide a record of Confidential Information disclosed and to so determine the receiving Party's obligations under the Agreement.

     5.5 The obligations of confidentiality and non-use contained in this Section 5. shall survive the expiration or termination of the Agreement for any reason for a period of 5 (five) years commencing upon the Expiration Date or effective date of such termination, unless otherwise agreed upon by the Parties in any subsequent agreement.

     5.6 Either Party hereto shall be entitled to seek injunctive remedies and relief against the other Party and third parties for any breach or threatened breach of any of these confidentiality and non-use provisions. Furthermore, JAGO or INTERCARDIA shall have the right to terminate the Agreement pursuant to Section 9.2 (d) below upon the occurrence of a breach of any of these confidentiality and non-use obligations by the other Party, provided that prior to such termination, the Parties shall consult on such breach and discuss the materiality thereof, whereby such consultation shall have no effect whatsoever on the right of the non-breaching Party to terminate the Agreement.


     6.    Ownership Rights

     6.1 Nothing in the Agreement shall be construed as granting INTERCARDIA any right in any of the JAGO Patents, JAGO Know-How, GEOMATRIX Technology, JAGO Inventions (as defined below) or Confidential Information disclosed by JAGO to INTERCARDIA.

     6.2 Nothing in the Agreement shall be construed as granting JAGO any right in any of the INTERCARDIA Patents, INTERCARDIA Know-How, INTERCARDIA Inventions (as defined below) or Confidential Information disclosed by INTERCARDIA to JAGO.

     6.3 All inventions, innovations or ideas whether or not patentable developed during the term of the Agreement or as a direct result of the work conducted by JAGO under the Agreement related to formulation technology, including but not limited to JAGO Know-How, JAGO Patents, GEOMATRIX Technology or Confidential Information of JAGO (hereinafter collectively referred to as "JAGO Inventions") shall exclusively be owned by JAGO.

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT


     6.4 All inventions, innovations or ideas whether or not patentable developed during the term of the Agreement or as a direct result of the work conducted by JAGO under the Agreement which are not JAGO Inventions (hereinafter collectively referred to as "INTERCARDIA Inventions") shall exclusively be owned by INTERCARDIA.

     6.5 INTERCARDIA shall not, directly or indirectly through its officers, directors, employees, agents, consultants, Affiliates or other controlled or associated third parties, acquire any proprietary interest in any of the JAGO Patents, JAGO Know-How, GEOMATRIX Technology, Confidential Information disclosed by JAGO or JAGO Inventions, if any, except as set forth in the License Agreement.

     6.6 JAGO shall not, directly or indirectly through its officers, directors, employees, agents, consultants, Affiliates or other controlled or associated third parties, acquire any proprietary interest in any of the INTERCARDIA Patents, INTERCARDIA Know-How, Confidential Information disclosed by INTERCARDIA or INTERCARDIA Inventions, if any.

     6.7 Notwithstanding anything contained in this Section 6., but always subject to Section 5. above, INTERCARDIA shall be entitled to use internally and for the purposes of required reporting to any regulatory authority all data, results and Prototypes developed during the course of the Agreement by JAGO related to GEOMATRIX Technology in order to (i) allow INTERCARDIA to decide whether to continue with any further development and testing of the Prototypes developed under the Agreement and/or (ii) eventually to negotiate and enter into subsequent agreements with JAGO as further set forth in
     Section 7. below.


     7.    Subsequent Agreements

     7.1 Should the results of the feasibility study contemplated under the Agreement appear positive, INTERCARDIA may, at its sole discretion, elect by written notice to JAGO prior to the Expiration Date (as defined in Section 9.1 below) to continue development with JAGO of product(s) based on the Prototypes developed hereunder (hereinafter referred to as "Product(s)"). Such further development will entail the Forthcoming Steps as outlined in the Feasibility Proposal, Part 8.0. Should INTERCARDIA elect to continue development of Product(s), JAGO agrees to conduct the respective further development work for INTERCARDIA pursuant to a development agreement, which shall contain usual and customary terms of such arrangements and shall be negotiated by the Parties in good faith at the appropriate time.

     7.2 As of the date hereof the Parties have, together with Jagotec AG, entered into the License Agreement providing for a license under the JAGO Patents and the JAGO Know-How

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT

     granted by JAGO and Jagotec AG to INTERCARDIA to make, have made, use market, distribute and sell Product(s) subject to and under the terms and conditions set forth in the License
     Agreement.


     8.    Exclusivity

     8.1 In the event that the results of the Feasibility Study contemplated hereunder show that any Prototype developed hereunder meets the specifications outlined in the Feasibility Proposal, Part 2.0 (and as eventually amended by mutual agreement by the Parties), and INTERCARDIA elects to continue the development of such GEOMATRIX formulation containing Drug as set forth in Section 7.1 above only for the territory of the United States of America, JAGO undertakes not to develop a GEOMATRIX formulation containing
     Drug in the Territory during a period of [           ] years
     after the date of the first approval of BUCINDOLOL in any major European market.

     8.2 In the event that the results of the Feasibility Study contemplated hereunder show that any Prototype developed hereunder meets the specifications outlined in the Feasibility Proposal, Part 2.0 (and as eventually amended by mutual agreement by the Parties), and INTERCARDIA elects to continue the development of such GEOMATRIX formulation containing Drug as set forth in Section 7.1 above only in the territory of any European country, JAGO undertakes not to develop a GEOMATRIX formulation containing Drug in the
     Territory during a period of [       ] year as from the lapse
     of the data exclusivity period set forth in Section 5.5 above.

     8.3 In the event that the results of the Feasibility Study contemplated hereunder show that any Prototype developed hereunder meets the specifications outlined in the
     Feasibility Proposal, Part 2.0 (and as eventually amended by mutual agreement by the Parties), and, notwithstanding such results, INTERCARDIA does not elect to continue the development of Product as set forth in Section 7.1 above,
     JAGO upon six (6) months prior written notice to INTERCARDIA shall be entirely free to develop a GEOMATRIX formulation containing Drug anywhere in the Territory itself and/or in cooperation with a third party, unless INTERCARDIA pays to
     JAGO the amount of USD [       ] ([                     ] United
     States Dollars) within one-hundred-twenty (120) after
     receipt of JAGO's notice referred to above, in which case
     JAGO undertakes not to develop a GEOMATRIX formulation containing Drug (i) in the territory of the United States of
     America during a period of [       ] year as from the lapse of
     the data exclusivity period as set forth in Section 5.5
     above, and (ii) in the territory of any European country
     during a period of [           ] years after the first
     approval of BUCINDOLOL in any major European market.

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT

     8.4 Notwithstanding anything to the contrary in this Agreement, JAGO shall not be entitled to use at any time or under any circumstances any of the scientific information, data, clinical results, proprietary information of INTERCARDIA or any other information which is made available to JAGO or comes in the possession of JAGO in connection with the performance of its duties hereunder during the term hereof, other than JAGO Inventions as defined in Section 6.3 above. In addition, nothing contained in this Section 8. shall be construed to grant to JAGO any right, title, interest or license on the Drug or any Confidential Information of INTERCARDIA, INTERCARDIA Patents or INTERCARDIA Know-How, and JAGO shall in no case enter into any agreement or take any action in connection with its rights under this Section 8. which are in derogation of or infringe upon INTERCARDIA Patents, INTERCARDIA Know-How or any other information or data gained by JAGO in connection with the performance of its duties hereunder, other than JAGO Inventions as defined in Section 6.3 above.


     9.    Term and Termination

     9.1   The Agreement, unless terminated earlier pursuant to
     Section 9.2 below, shall expire sixty (60) days as of INTERCARDIA's receipt of the results of the Preliminary
     Pharmacokinetic Study (the "Expiration Date"). The Agreement may be extended beyond the Expiration Date by mutual agreement of the Parties in writing.

     9.2 During the entire term of the Agreement, either Party may terminate the Agreement by giving written notice to the other Party upon the occurrence of any of the following events:

           (a) the other Party is in default or in breach of a term or provision hereof and such default or breach continues and is not remedied within thirty (30) days upon the other Party's written request to remedy such default or breach; or

           (b) the other Party goes into liquidation, voluntarily or otherwise, other than for the sole purpose of reorganization, or goes into bankruptcy or makes an assignment for the benefit of creditors, or in the event of a receiver being appointed of the other Party's property or parts thereof; or

           (c) INTERCARDIA determines in its sole discretion not to proceed with the next phase of the feasibility study as set forth in the Feasibility Proposal; or

           (d) in accordance with Section 5.6 above.

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT

      9.3 The expiration or earlier termination of the Agreement shall be without prejudice to any rights and obligations of either Party accrued prior to the effective date of such expiration or earlier termination. It is understood and agreed by the Parties that Sections 4., 5., 6., 8., 9. and 10. of the Agreement shall survive its expiration or termination and remain in full force and effect.


     10.   Miscellaneous Provisions

     10.1 Waivers: A waiver of a breach or default under the Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either Party in enforcing compliance with any term or condition of the Agreement shall not constitute waiver of such term or condition unless such term or condition is expressly waived in writing.

     10.2 Captions: Captions contained in the Agreement are for reference purposes only and do not constitute any part of the Agreement.

     10.3 Force Majeure: Neither Party shall be held in breach of the Agreement by any reason of acts or omissions caused by any Act of God or other causes beyond the control of the Parties. The Parties shall use due diligence to remove any such causes and to resume performance under the Agreement as soon as it is reasonably feasible.

     10.4 Binding Agreement: The Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

     10.5 Assignment: The Agreement and the rights and obligations hereunder, except as explicitly otherwise provided in the Agreement, shall not be assignable by either Party, other than to an Affiliate of such Party, without the prior written consent of the other Party, provided, however, that either Party may, without such consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

     10.6 Separate Entities: Nothing in the Agreement shall constitute or be deemed to constitute a partnership between the Parties hereto or constitute or be deemed to constitute either Party as an agent of the other for any purpose whatsoever and neither Party shall have the authority or power to bind the other Party, or to contract in the name of and create a liability against the other Party in any way or for any purpose.

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT

     10.7 Notices: All notices which are required to be given or submitted pursuant to the Agreement shall be in writing (in the English language) and delivered personally, sent by international courier, or by confirmed facsimile transmission, to the addresses set forth below or to such other address as JAGO or INTERCARDIA may from time to time designate.


           If to JAGO:    Jago Pharma AG
                          Eptingerstrasse 51
                          CH-4132 Muttenz, Switzerland
                          Attn.: Dr. Jacques Gonella


           with copy to:  Rinderknecht Glaus & Stadelhofer
                          Beethovenstrasse 7
                          P.O. Box 4451
                          CH-8022 Zurich, Switzerland
                          Attn.: Dr. Thomas M. Rinderknecht, Esq.


           If to
           Intercardia,
           CPEC or
           INTERCARDIA:   Intercardia Inc.
                          3200 Chapel Hill Road/Nelson Highway
                          Cape Fear Building, Suite 101
                          P.O. Box 14287
                          Research Triangle Park, NC 27709,
                          U.S.A.
                          Attn.: President

           with copy to:  Wyrick, Robbins, Yates & Ponton L.L.P.
                          4101 Lake Boone Trail, Suite 300
                          Raleigh, NC 27607, U.S.A.
                          Attn.: Larry E. Robbins, Esq.


     10.8 Governing Law: The Parties hereto agree that the Agreement, all transactions affected hereunder and all relationships between the Parties in this connection shall be construed under and be governed in all respects by the laws of Switzerland without reference to the principles of conflicts of laws thereof.

     10.9 Entire Agreement: The Agreement, together with the Exhibits referred to herein and attached hereto, represents the entire understanding of the Parties with respect to the subject matter hereof, and supersede all proposals or agreements, oral or written, and all other communications between the Parties related to the subject matter of the Agreement, including without limitation any representations or warranties made by either Party hereto or its represen-tatives. The Agreement may not be amended or modified except in a writing duly executed by the Parties hereto.

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT


     10.10 Counterparts: The Agreement may be executed in counterparts, each one of which shall be considered an original, and all of which, when taken together, shall constitute one and the same instrument.


     11.   Dispute Resolution and Arbitration

     11.1 In the event of any dispute arising between the Parties concerning this Agreement, JAGO and INTERCARDIA agree that in the first place they shall meet for good faith discussions in an attempt to negotiate an amicable solution.

     11.2 Any dispute arising between the Parties out of or in connection with this Agreement, or the interpretation, breach or enforcement thereof, which cannot be amicably resolved pursuant to Section 11.1 above within 2 (two) months as from the first appearance of such dispute, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to all of the other Parties. Any arbitration hereunder shall be conducted under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Any such arbitration shall be conducted in the English language by a panel of three (3) arbitrators appointed in accordance with such rules, and shall be held in a place, other than a place in the United States of America or Switzerland, to be determined by the ICC Court of Arbitration in accordance with such rules. The arbitrators shall have the authority to grant specific performance, and to allocate among the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award so rendered and an order of enforcement, as the case may be. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which also shall apply to any arbitration under this section, shall be determined by binding arbitration pursuant to this section.

     11.3  Notwithstanding anything contained in this Section
     11., either Party may seek preliminary or injunctive measures or relief in any competent court having jurisdiction.



                 [THE BALANCE OF THIS PAGE
               IS LEFT BLANK INTENTIONALLY]

JAGO PHARMA AG/INTERCARDIA INC./CPEC INC.            FEASIBILITY STUDY AGREEMENT


The Agreement is executed by JAGO Pharma AG, Intercardia Inc. and
CPEC Inc., by their duly authorized representatives, as of the dates of signature shown below, and shall be effective as of the date first written above.



                                       JAGO PHARMA AG


                                       (signature of Dr. Jacques Gonella
   Muttenz,  10 April 1996                  appears here)
- --------------------------         By: --------------------------
(Place and Date)                       Name:  Dr. Jacques Gonella
                                       Title: President


                                       INTERCARDIA INC.



Research Triangle Park, NC             (signature of Clayton I. Duncan
April 23, 1996                              appears here)
- --------------------------         By: --------------------------
(Place and Date)                       Name:  Clayton I. Duncan
                                       Title: President & CEO


                                       CPEC INC.


Research Triangle Park, NC             (signature of Clayton I. Duncan
April 23, 1996                              appears here)
- --------------------------         By: --------------------------
(Place and Date)                       Name:  Clayton I. Duncan
                                       Title: President & CEO

                                                          Exhibit A

                                JAGO Pharma AG


                             FEASIBILITY PROPOSAL
                          FOR THE DEVELOPMENT OF A QD
                  BUCINDOLOL GEOMATRIX (REGISTER MARK) TABLET
                              SEPTEMBER 27, 1995

1.0 BACKGROUND

    Bucindolol is a molecule that is subject to a large first-pass effect with an average bioavailability of [ ]%. It is extensively metabolized with less than [ ]% eliminated unchanged in the urine after a single dose. There are
    indications that one or more [          ] may be active. The drug exhibits
    considerable [
                                      ] values reported in some studies).
    Although [           ] has been reported, there is little support for this
    claim due to the poor study design and/or execution (parallel groups of hypertensive patients and limited plasma sampling in the case of one study and thawed samples with the majority of concentrations below the limit of quantification of the assay in the other).

    After review of the pharmacokinetic data, JAGO does not recommend conducting
    a [      ] study with the [               ] product. Such a study will only
    be useful to the Geomatrix (register mark) product development, if the Geomatrix (register mark) prototype selected from the Feasibility Study
    is used in the [         ] study. No further data is required for the
    [                 ] product. Those contained in [                     ] form
    an entirely adequate foundation on which to base our Geomatrix (register mark) development.




2.0 OBJECTIVE OF THE FEASIBILITY STUDY

    The objective of the Feasibility Study is to develop a once-daily Geomatrix (register mark) tablet of Bucindolol. Two concepts of drug
    release will be pursued; one a [                    ] profile to match as
    closely as possible the release profile of a [  ] mg [
          ], dosed [     ] daily; and the other, a [           ] to provide
    [                            ] profiles.

- -------------------------------------------------------------------------------
(Letter head footing appears at the bottom of the page and reads as follows:)

100 Westlakes Drive * Berwyn, PA 19312-2409
(610) 640-9100 * Fax (610) 640-9558

Eptingerstrasse 51 * 4132 Muttenz/Switzerland
(41) 61-4675555 * Fax (41) 61-4675500

                                                        September 27, 1995

                                JAGO Pharma AG

3.0 PHARMACEUTICAL DEVELOPMENT

    [     ] prototypes will be developed for testing in a Pilot Pharmacokinetic
    Study. The development of the prototype formulations will include the following:

    3.1 Adaptation of the analytical methods provided by Intercardia for their use with the Geomatrix (register mark) technology;

    3.2 Initial development of a [   ] mg tablet; (Eventually, the required
        dosage strengths may include [                         ] and [   ] mgs.)

    3.3 Determination of the [                ] profiles of the selected
        prototypes using the [          ] system under different conditions.

4.0 PRELIMINARY PHARMACOKINETICS STUDY*

    (*This study to be performed by JAGO.)

    The objectives of this study are (1) to verify whether one or more of the selected prototypes corresponds to the desired formulation; and (2) to
    determine the relationship between [                     ] and [
              ]. Its design will include the following:

    4.1 [                   ] volunteers;

    4.2 [                  ] design - [     ] different Geomatrix (register
        mark) Bucindolol [   ] mg prototypes and a [  ] mg [
                        ];

    4.3 [     ] arm - Bucindolol in [    ] solution;

    4.4 Harvest of [           ] blood samples per subject and per session;

    4.5 Determination of the Bucindolol [      ] levels by a validated method;

    4.6 Adherence to the GLP and GCP EC guidelines.

5.0 TIMING

    5.1 Development of the preliminary prototypes ...............[     ] Months

    5.2 Pilot pharmacokinetic study - completed ...................[ ] Months

    5.3 "GO/NO-GO" DECISION BY INTERCARDIA

- -------------------------------------------------------------------------------
[EH2777]                                                            Page 2 of 3

                                                             September 27, 1995

                                 JAGO Pharma AG

6.0 DEVELOPMENT COSTS

                                                                     (US $)
    6.1 Pharmaceutical development................................. $[       ]

    6.2 Pilot pharmacokinetic study (cost + [  ]%) Estimate:....... $[       ]
                                                                    --------
        TOTAL...................................................... $[       ]

    6.3 "GO/NO-GO" DECISION BY INTERCARDIA

7.0 SCHEDULE OF PAYMENTS
                                                                      (US $)
    7.1 Upon signing of Feasibility Agreement....................... $[       ]

    7.2 At the start of production for pilot pharmacokinetic study.. $[       ]

    7.3 At the start of the first pilot pharmacokinetic study....... $[       ]

    7.4 Upon receipt of the pilot pharmacokinetic results........... $ [      ]
                                                                     --------
        TOTAL....................................................... $[       ]

8.0 FORTHCOMING STEPS

    8.1 Definition and development of final dosage strength..........    JAGO

    8.2 Validation and manufacturing scale-up........................    JAGO

        8.21 Validation of in-process procedures and controls.

        8.22 Development and optimization of the production process for large-scales, high-speed manufacturing

        8.23 Validation of analytical methods.

        8.24 Manufacture of [                  ] batches.

    8.3 Pivotal clinical trials.......................... INTERCARDIA OR JAGO

    8.4 Filing of NDA.................................... INTERCARDIA OR JAGO

- -------------------------------------------------------------------------------
[EH2777]                                                            Page 3 of 3

                                                        EXHIBIT B

                        LICENSE AGREEMENT



This LICENSE AGREEMENT (this "Agreement"), made as of the 15th day of April 1996, is entered into between JAGO Pharma AG, a Swiss corporation having its place of business at Eptingerstrasse 51, 4132 Muttenz, Switzerland (hereinafter referred to as "JAGO Pharma"), Jagotec AG, a Swiss corporation, having its place of business at Seestrasse 47, 6052 Hergiswil, Switzerland (hereinafter referred to as "Jagotec"; JAGO Pharma and Jagotec hereinafter collectively re-ferred to as "JAGO") and Intercardia Inc., a Delaware corporation having its place of business at 3200 Chapel Hill Road/Nelson Highway, Cape Fear Building, Suite 101, Research Triangle Park, NC 27709, U.S.A. (hereinafter referred to as "Intercardia"), and CPEC. Inc., a Nevada corporation having its place of business at Suite 1100, 300 South Fourth Street, Las Vegas, Nevada 89101, U.S.A. (hereinafter referred to as "CPEC"; Intercardia and CPEC hereinafter collectively referred to as "INTERCARDIA").



                             RECITALS



WHEREAS, JAGO Pharma and INTERCARDIA have entered as of the date hereof into the Feasibility Agreement (as defined below), which Feasibility Agreement set forth the terms under which JAGO Pharma would attempt to develop a once-daily tablet containing the molecule BUCINDOLOL for INTERCARDIA; and

WHEREAS, in connection with the Feasibility Agreement Jagotec agreed to grant INTERCARDIA a license to Know-How, GEOMATRIX(R)* Technology and Patents (as defined below) to develop, make, have made, use, market, distribute and sell pharmaceutical products based upon the Prototypes developed under the Feasibility Agreement, under the terms and conditions set forth below;



NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:



                      Article 1. Definitions


As used in this Agreement, the following words and phrases shall have the following meanings:


* GEOMATRIX is a registered trademark of the Jago Group of Companies

     1.1 "Affiliate" of a Party hereto shall mean any entity, which controls, is controlled by, or is under common control with such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity; provided however, that Interneuron Pharmaceuticals Inc. (hereinafter referred to as "Interneuron") shall be excluded from this definition of Affiliates with respect to INTERCARDIA.

     1.2 "Competitive Product" shall mean any pharmaceutical composition or product, other than Product, which applies a controlled-release technique or technology competitive to the GEOMATRIX Technology, which contains Drug as the main active ingredient, and which has been approved for the same indications as Product.

     1.3   "Drug" shall mean BUCINDOLOL.

     1.4 "Effective Date" shall mean the day on which Jagotec receives the payment from CPEC as set forth in Article 6.1 (i) below.

     1.5 "FDA" shall mean the U.S. Federal Food and Drug Admini-stration and any successor agency thereof.

     1.6 "Feasibility Agreement" shall mean the feasibility agreement entered into by and between JAGO Pharma and INTERCARDIA on even date herewith.

     1.7 "GEOMATRIX Technology" shall mean JAGO's oral controlled drug release delivery and related technology which utilizes a hydrophilic drug-containing matrix tablet which controls the release of the drug through the use of one or more barrier layers, together with all improvements thereon and thereto.

     1.8 "Know-How" shall mean all of JAGO's information and data, which are not generally known including, but not limited to, trade secrets, patent claims and related information not yet disclosed to the public, formulas, procedures, protocols, techniques and results of experimentation and testing which relate to the GEOMATRIX Technology and/or are useful and/or necessary to develop, make, use or sell products, including Product, using the GEOMATRIX Technology, to the extent available and at the free disposition of JAGO.

     1.9 "NDA" shall mean any New Drug Application filed with the FDA, by or for INTERCARDIA requesting authorisation to market or sell Product in the United States of America.

     1.10 "Net Sales" shall mean the gross amount invoiced for Product sold by INTERCARDIA, its Affiliates or sublicensees to any customer other than INTERCARDIA's Affiliates or sublicensees in the Territory, less (a) returns, discounts, rebates, chargebacks, credits, freight, insurance and similar customary deductions and allowances (including customary bad debt allowances) actually credited in accordance with general customary trade practises, and (b) rebates or similar payments made by INTERCARDIA or its Affiliates or sublicensees to independent third parties in connection with or related to the purchase or reimbursement of Product by any such parties either directly from INTERCARDIA, its Affiliates or sublicensees or by, from or through distributors, and (c) sales, use, value added and other taxes (but excluding any income taxes) incurred and actually paid by INTERCARDIA or its Affiliates or sublicensees to a government authority on the sale of Product. For the avoidance of doubt it is hereby clarified that any and all sales of Product to Interneuron and/or any of its Affiliates shall be included in this calculation of Net Sales, provided that INTERCARDIA undertakes that all such sales of Product to Interneuron are made on an arm's-length-basis and under terms and conditions similar to those applied to independent customers of INTERCARDIA.

     1.11 "Patents" shall mean all patent applications heretofore or hereafter filed or having legal force in any country of the Territory owned by or licensed to JAGO, which claim the GEOMATRIX Technology or the process of manufacture by use of, or the use of, the GEOMATRIX Technology, including without limitation the patents and patent applications listed in
           Schedule 1 attached hereto, together with all patents that in the future issue therefrom in any country of the Territory, and together with all inventors certificates, utility models, supplementary protection certificates, divisionals, continuations, continuations- in-part, reissues, renewals, extensions, substitutions, confirmations or additions to any such patents or patent applications.

     1.12 "Phase III Clinical Trials" shall mean large scale clinical trials in human patients the primary goal of which is to establish Product efficacy (and chronic safety) according to regulatory agency registration studies.

     1.13 "Product" shall mean a pharmaceutical composition containing Drug as the sole active ingredient which incorporates, is based on, uses or is derived by use of the GEOMATRIX Technology and/or Know-How or which falls within the scope of the claims of any of the Patents.

     1.14 "Prototypes" shall mean the physical units of the new formulations developed by JAGO under the Feasibility
           Agreement using the GEOMATRIX Technology and containing Drug.

     1.15  "Territory" shall mean the entire world.

                      Article 2. Grant of License

     2.1 Effective as of the Effective Date, Jagotec grants to INTERCARDIA, and INTERCARDIA accepts, the exclusive and sublicenseable right and license (hereinafter referred to as the "License") to develop, make, have made, use, distribute, market and sell the Product(s) in the Territory and to use the Patents, GEOMATRIX Technology and Know-How in connection with the License exclusively for that purpose subject to the payment of royalties pursuant to Article 3. and the milestone payments pursuant to Article 6. below.

     2.2 For any countries of the Territory where Patents were or will be registered prior to or on the Effective Date (hereinafter referred to as "Patent-Countries"), the Licence shall be deemed to be a patent and know-how license; for the countries of the Territory where Patents have been neither registered nor applied for prior to the Effective Date (hereinafter referred to as "Non-Patent-Countries"), the Licence shall be deemed to be a know-how license only. The royalty payable by INTERCARDIA to Jagotec for Patent-Countries and Non-Patent-Countries shall be calculated as provided for in
           Article 3. below.

     2.3 INTERCARDIA shall use commercially reasonable efforts to commercialize the Product in the United States of America, and elsewhere in the Territory in accordance with good business, legal, medical and scientific judgement reasonably applied in Intercardia's sole discretion.

     2.4 Notwithstanding anything in this Agreement, INTERCARDIA shall not sub-license any right and license with respect to manufacturing Product(s) granted hereunder to any third party whose research and development activities are primarily based on controlled-release formulation technology and/or are in direct competition with JAGO's activities. INTERCARDIA shall continue to be bound by all terms and provisions under this Agreement throughout its term. In case that INTERCARDIA sublicense rights and/or the License to any sublicensees, such sublicensees shall assume in writing any and all of INTERCARDIA's obligations and undertakings under this Agreement related to such sublicense, including, but not limited to its confidentiality obligations set forth in
           Article 12. below. INTERCARDIA shall provide Jagotec promptly with appropriate information on any of its sublicensees and copies of all agreements with such sublicensees.

     2.5 Within thirty (30) days of the Effective Date, JAGO shall provide INTERCARDIA with all Know-How necessary for the exercise by INTERCARDIA of its rights hereunder not yet provided under the Feasibility Agreement or any subsequent agreement provided for in Section 7.1 of the Feasibility Agreement. JAGO shall thereafter continue to promptly provide INTERCARDIA with all Know-How developed after the Effective Date.

     2.6 During the term of this Agreement, JAGO shall provide Intercardia upon reasonable notice with such technical assistance and consultation as may be reasonably requested by INTERCARDIA to exercise its rights granted hereunder. INTERCARDIA undertakes to reimburse JAGO for all reasonable and documented travel-related expenses of JAGO's personnel (including reasonable accommodation) who travel at INTER-CARDIA's request to locations remote from such personnel's usual working location, and INTERCARDIA shall pay to JAGO for such services provided by JAGO's personnel an amount of USD
          [     ] per man-day spent or part thereof; provided that (i) the
          first [        ] man-days during each of the first two (2) years
          after the Effective Date, and (ii) the first [         ]
          man-days in each subsequent year thereafter until the termination or expiration of this Agreement spent by JAGO personnel at INTERCARDIA's request shall be provided by JAGO at no charge to INTERCARDIA other than the obligation to reim-burse any and all reasonable travel-related expenses referred to above.


                    Article 3. Royalties

     3.1 In consideration for the License granted under Article 2. of this Agreement, CPEC agrees to pay a royalty to Jagotec during the Royalty Term (as defined below) as follows:

               (a) An amount equal to [ ]% ([    ] percent) of Net Sales up
                   to an aggregate amount of USD [   ] million of Net
                   Sales per calendar year in the Territory; plus

               (b) An amount equal to [ ]% ([   ] percent) of Net Sales over
                   an aggregate amount of USD [   ] million of Net Sales
                   per calendar year in the Territory.

     3.2 The Parties agree that the Royalty Term for Patent-Countries shall be commence upon the Effective Date and shall continue, on a Patent-Country by Patent-Country basis, until the expiration of the last to expire of the Patents in each such Patent-Country.

     3.3   The Parties agree that the Royalty Term for
           Non-Patent-Countries shall commence upon the Effective Date and shall continue for a period of 15 (fifteen) years thereafter.

     3.4 In the event that in any Non-Patent-Country a Competitive Product will be marketed and sold by a third party, the Parties agree that the royalties payable by CPEC to Jagotec for Net Sales in such Non-Patent-Country pursuant to this
           Article 3. shall be reduced by [  ]% ([     ] percent). Such
           reduction of the royalties shall apply as from the beginning of the calendar year following the first commercial sale of such Competitive Product in such Non-Patent-Country, and shall not apply to any other Non- Patent-Country or to any Patent-Country.

     3.5 For the avoidance of doubt, it is hereby clarified that the aggregate amount of Net Sales referred to in Article 3.1 above shall be calculated on any and all Net Sales of INTERCARDIA, its Affiliates and its sub-licensees in countries of the Territory in which the Royalty Term has not expired in accordance with Article 3.2 in the case of Patent-Countries, or, in the case of Non-Patent-Countries, the Royalty Term has not expired in accordance with Article 3.3.

     3.6   In recognition of the milestone payments to be made by CPEC to Jagotec prior to the commercial sale of the Product in the Territory pursuant to Article 6. below, the amount of royalty payments due to Jagotec under Article 3.1 and Article 4.1 with respect to each calendar quarter shall be reduced by [  ]%
           ([   ] percent) (the amount of such reduction in royalty
           payments with respect to each calendar quarter hereinafter referred to as the "Reduction") until such time as the
           aggregate amount of the Reductions equals [  ]% ([     ] percent)
           of the aggregate amount of the milestone payments made by CPEC to Jagotec.


                Article 4. Royalty Payments and Reports

     4.1 All royalties payable hereunder shall be payable on a quarterly basis. CPEC shall remit to Jagotec within 60 (sixty) days after the end of each calendar quarter the amount of royalty due with respect to Net Sales achieved in the preceding quarter, beginning with the calendar quarter in which the first commercial sale of the Product is made in any country of the Territory. CPEC shall deliver to Jagotec, along with such remittance of royalty payments, a detailed statement (hereinafter referred to as the "Royalty Report") on the Net Sales of the Product on a country-by-country basis to which the royalty payment relates.

     4.2 All Royalty Reports shall show in reasonable detail the calculation of the aggregate amount of Net Sales and the royalty due under this Agreement, and shall be prepared in accordance with generally accepted accounting principles consistently applied from applicable period to period and shall be certified by CPEC as being so prepared, true, accurate and correct.

     4.3 Unless otherwise agreed by the Parties in writing, payments of the royalties shall be made in United States Dollars and to such place or account as Jagotec reasonably requests from time to time in writing. Any conversions into United States Dollars from the currency in which the corresponding Net Sales for such royalties were made, are to be calculated as of the last day of each calendar quarter preceding such royalty payment, at the interbank exchange rate published in the Wall Street Journal of such day.

                     Article 5.Inspection and Audit

     5.1   Jagotec's independent auditor selected in accordance with
           Article 5.2 below shall have the right, upon 30 (thirty) days prior written notice and during regular business hours, to inspect and audit all books or accounts, documents, records, papers and files of INTERCARDIA relating to the sales of the Product at the corporate offices of INTERCARDIA, provided that such right may be exercised only once during any twelve month period. After the expiration of 24 (twenty-four) months following the end of any calendar year, such right of inspection for such calendar year shall cease, and the Royalty Reports and royalty payments for such calendar year shall be deemed final and conclusive.

     5.2 If Jagotec requests that such records be so audited, INTERCARDIA shall make such records available at its corporate offices to an independent auditor, proposed by Jagotec and acceptable to INTERCARDIA within 30 (thirty) days from receipt of Jagotec's notice requesting such audit of such records. Where the Parties are in disagreement concerning the choice of the independent auditor, any auditor selected from the Big Six accounting firms located in the United States shall be deemed acceptable, so long as neither such auditor nor any of its Affiliates is the statutory external auditor for JAGO or Jagotec.

     5.3   If the report of such independent auditor concludes that the
           Net Sales of the Product as shown by any Royalty Report be
           understated by [  ]% ([   ] percent) or more, CPEC shall pay all
           reasonable costs associated with the audit. Otherwise the cost of the audit shall be borne by Jagotec. In either case, CPEC shall pay to Jagotec immediately upon receipt of the audit report all royalties on such amounts by which the Royalty Reports were found by the auditor to be understated, plus interest thereon as provided for by Article 13.13 below. Any overpayment of royalties by CPEC to Jagotec as reported by the auditors shall be credited with interest as provided for in Article 13.13 below against the following quarters' remittances, until full credit thereof is received.


                     Article 6. Milestone Payments

     6.1   As a further consideration for the License granted hereunder
           and, subject to the [  ]% ([     ] percent) credit granted in
           Article 3.6 above, in addition to the royalties payable by CPEC pursuant to Article 3. above, CPEC shall pay to Jagotec the following milestone payments:

           i)   USD [       ] ([                     ] United States
                Dollars) upon INTERCARDIA's "GO"-decision and notice to JAGO after review of the Preliminary Pharmaco-kinetic Study data as set forth in Article 2.3 of the Feasibility Agreement and as referred to in Part 6.3 of the Feasibility Proposal;

          ii)   USD [       ] ([                     ] United States
                Dollars) upon commencement of Phase III Clinical Trials;

         iii)   USD [       ] (                      ] United States
                Dollars) upon filing of an NDA; and

          iv)   USD [        ] ([           ] United States Dollars) within
                thirty (30) days of approval of such NDA by the FDA.

     6.2 Each such milestone payment shall be made by CPEC to Jagotec in United States Dollars to such place or account as Jagotec reasonably requests from time to time in writing.


               Article 7. Proprietary Rights and Patents

     7.1 Jagotec shall retain title to and ownership of Patents, Know-How and GEOMATRIX Technology including, but not limited to, any and all developments and inventions relating thereto (hereinafter collectively referred to as "IPR").

     7.2 INTERCARDIA shall not, directly or indirectly, through its officers, directors, employees, agents, Affiliates, customers, sub-licensee(s) or other controlled or associated third parties, acquire any proprietary interest in or other right to any of the IPR, other than as provided in this Agreement.

     7.3 Jagotec shall be responsible for and shall control, at its own cost, the preparation, prosecution and maintenance of all patent applications and patents constituting Patents, and shall keep INTERCARDIA fully and promptly informed on any developments or changes relating thereto. During the term of this Agreement, Jagotec shall, at its sole cost, take all steps necessary to prosecute and maintain Patents to the extent Jagotec deems commercially reasonable. If Jagotec decides not to further prosecute any patent application, or not to maintain any patent, constituting Patents, Jagotec shall prior thereto inform INTERCARDIA of such decision in writing. In such case, the Parties shall meet to discuss any appropriate action with regard to such patent or patent application, provided however, that Jagotec shall not abandon any patent application or patent constituting Patents, by which the Product is covered, without the prior written consent of INTERCARDIA.

             Article 8. Infringement and Enforcement of IPR

     8.1   Notification of Infringement

     (a) If INTERCARDIA becomes aware of (i) any product or activity of any kind that involves or may involve an infringement or violation of any of the IPR; or (ii) any third-party action, claim or dispute (including, but not limited to, actions for declaratory judgment alleging the invalidity or non-infringement) based upon or arising out of any of the IPR, then INTERCARDIA shall promptly notify Jagotec in writing of any such infringement, violation, action, claim or dispute.

     (b) If JAGO becomes aware of (i) any product or activity of any kind that involves or may involve an infringement or violation of any of the IPR which affects the Product; or
           (ii) any third-party action, claim or dispute (including, but not limited to, actions for declaratory judgment alleging the invalidity or non-infringement) based upon or arising out of IPR which affects the Product, then JAGO shall promptly notify INTERCARDIA in writing of any such infringement, violation, action, claim or dispute.

     8.2  Enforcement of IPR

     (a) Jagotec, at its sole expense, shall have the right, but not the obligation, (i) to determine the appropriate course of action to enforce, or otherwise abate any infringement of, or defend any third-party actions regarding IPR, (ii) to take, or refrain from taking, appropriate action to enforce, or defend any third-party action regarding IPR, (iii) to control any litigation or other enforcement action regarding IPR, and
           (iv) to enter into, or permit, the settlement of any such litigation or other enforcement action regarding IPR. Jagotec shall keep INTERCARDIA informed on a regular basis on its taking or refraining from taking, and the development of, any of the foregoing actions, and shall consider, in good faith, the interests of INTERCARDIA under this Agreement when taking any of the foregoing actions. INTERCARDIA shall, at its own cost, fully cooperate with Jagotec in the planning and execution of any suit or other action to enforce or defend third-party actions regarding IPR as reasonably required by Jagotec.

     (b) If Jagotec does not, within three (3) months, or any shorter delay imposed by any applicable law or regulation or court or authority having jurisdiction, after receiving notice of any infringement or violation of IPR, or of any third-party action, claim or dispute based upon or arising out of IPR, commence or take an action to enforce, or otherwise abate such infringement, or defend against such third-party action, then INTERCARDIA shall have the right and option, but not the obligation, at its sole expense, to take and control such action as it deems appropriate to enforce, or abate the infringement of, or defend against such third-party action, regarding IPR. INTERCARDIA shall promptly notify Jagotec on its decision whether to exercise its option to take and control any such suit or other action, and shall keep Jagotec informed on a regular basis on any such suit or other action and consider, in good faith, the interests of Jagotec under this Agreement and in IPR when taking any of the foregoing actions. Notwithstanding anything contained herein, INTERCARDIA shall not settle any suit or action or otherwise consent to an adverse judgment in such suit or action it controls without the prior written consent of Jagotec (not to be withheld unreasonably).

     (c) The Party not controlling any such suit or other action under this Article 8.2, upon written request of such other Party and at its sole expense, shall be made an additional, not controlling Party in such suit or other action, where necessary to obtain complete relief regarding the subject infringement or violation.

     (d) All monies recovered upon the final judgment or settlement of any suit or other action under this Article 8.2 shall be applied as follows:

                (i) to cover any and all (or pro rata where the moneys recovered are not sufficient to cover all) (x) costs and expenses (including attorney's fees) incurred by the Party controlling such suit or other action, and (y) costs and expenses (including attorney's fees) reasonably, or upon request of the controlling Party, incurred by the other Party in connection with such suit or other action, if any;

                (ii) to CPEC up to an amount equal to its lost Net Sales resulting from the subject infringement as determined by such final judgment or settlement, if any;

                (iii) to Jagotec up to an amount equal to Royalties owed
                      with respect to amounts received by CPEC under the preceding clause (ii), if any; and

                (iv) the remainder, if any, to Jagotec and/or CPEC, as the case may be, depending on the nature of the award as determined by the court in any such proceedings.


                         Article 9. Warranties

     9.1 Jagotec hereby warrants that it has the full right and power to grant the License set forth in Article 2. above in the manner and to the extent set forth, free and clear of any adverse assignment, grant or other encumbrances inconsistent with such grant under this Agreement.

     9.2 Nothing in this Agreement shall be construed as a representation made, or warranty given by JAGO that any patent will issue based upon any pending patent application and that any patent which issues will be valid or enforceable. Furthermore, except as specifically provided herein, JAGO makes no representations or warranties, express or implied, with respect to GEOMATRIX Technology and/or Know-How, including without limitation, any warranty of completeness, accuracy, merchantability or fitness for a particular purpose thereof.

     9.3 JAGO does not assume any responsibility and makes no warranty, express or implied, that the use of the Patents, Know-How or GEOMATRIX Technology or the use, distribution, marketing or sale of Product do not infringe any third party's patents, patent applications or other intellectual property rights. Notwithstanding the preceding sentence, JAGO represents and warrants that, as of the date first written hereinabove, it is not aware and has no knowledge of any such infringement of any third party rights. If however, during the course of this Agreement, either Party discovers that the use of the Patents, Know-How or GEOMATRIX Technology hereunder, or the use, distribution, marketing or sale of Product infringe or may infringe any third party's intellectual property rights, it shall promptly inform the other Party thereof and the Parties shall meet to discuss the course of action to be taken with regard thereto.

     9.4 In the event that INTERCARDIA or any of its Affiliates or authorised sub-licensee(s), as a result of a final judgment relating to the past or future exercise of the License, is required to pay any royalty fee or damages to a third party other than Jagotec, then the Royalty payments payable to
           Jagotec under Article 3. above shall be reduced by [     ]
           percent ([ ]%) until the aggregate amount of such reductions in Royalties equals the aggregate amount of such royalty fee or damages payable by INTERCARDIA to such third party. If INTERCARDIA avails itself of the provision of this Article 9.4, INTERCARDIA shall provide Jagotec with documentary evidence of such payments to such third party.

     9.5 INTERCARDIA hereby warrants that during the term of this Agreement it will not develop or market any product, other than Product, covered by any of the Patents, or employing or using any of the Know-How or GEOMATRIX Technology, unless otherwise agreed upon in writing with JAGO.


                     Article 10. Product Liability

     10.1 INTERCARDIA shall indemnify, defend and hold JAGO harmless from and against any losses, claims, liabilities, costs and expenses (including reasonable attorney's fees) that may be imposed upon or asserted against JAGO as a result of the manufacturing, marketing, distribution, use or sale of Product by or on behalf of INTERCARDIA, its Affiliates, agents or sublicensee(s), except for those losses, claims, liabilities, costs and expenses arising from gross negligence or intentional misconduct on the part of JAGO or to the extent related to the GEOMATRIX Technology.

     10.2 JAGO shall indemnify, defend and hold INTERCARDIA harmless from and against any losses, claims, liabilities, costs and expenses (including reasonable attorney's fees) that may be imposed upon or asserted against INTERCARDIA as a result of the manufacturing, marketing, distribution, use or sale of Product by or on behalf of INTERCARDIA, its Affiliates, agents or sublicensee(s) to the extent only, that such losses, claims, liabilities, costs and expenses are directly and exclusively related to the GEOMATRIX Technology and not arising from gross negligence or intentional misconduct on the part of INTERCARDIA.

     10.3 INTERCARDIA shall provide JAGO with reasonable assurance and evidence of its ability to self-insure, or shall, at its own expense, purchase from an insurance company of its choice and shall maintain during the entire term of this Agreement, an appropriate and customary policy of general liability and product liability insurance covering its responsibilities regarding Product developed, manufactured, marketed and sold under this Agreement and the active ingredient contained therein and the use thereof. Upon request, INTERCARDIA shall provide JAGO with evidence that such insurances are existing and are maintained.

     10.4 This Article 10. shall survive the termination for any reason or expiration of this Agreement for a period of five (5) years as from the effective date of such termination or expiration.


                    Article 11. Term and Termination

     11.1  Term and Expiration

     (a) This Agreement shall expire on a country-by-country basis upon the expiration of the Royalty Term for each country of the Territory.

     (b)   Upon the expiration of this Agreement pursuant to Article
           11.1 (a) above and payment of all fees, royalties, milestone payments and other payments by CPEC to JAGO under this Agreement, the License shall be deemed to be an exclusive, perpetual, fully paid-up and royalty-free license to INTERCARDIA for each such country of the Territory.

      11.2 Termination for Cause

           Prior to the Effective Date and during the entire term of this Agreement either Party may terminate this Agreement by giving to the other Party written notice to that effect, if any of the following events occur:

              i) the other Party is in default or in breach of a term or provision hereof and such default or breach continues and is not remedied within 30 (thirty) days upon the other Party's written request to remedy such default or breach subject to Article 13.3. below; or

             ii) the other Party shall commit a breach of any of the
                 confidentiality provisions of Article 12. below; or

            iii) the other Party goes into liquidation, voluntarily or otherwise, other than for the sole purpose of reorganisation, or goes into bankruptcy or makes an assignment for the benefit of creditors, or in the event of a receiver being appointed of the other Party's property or parts thereof.

        11.3    Effect of Termination

     (a) The termination of this Agreement shall be without prejudice to any rights and obligations of either Party accrued prior to the effective date of termination. INTERCARDIA shall forthwith make all payments due and outstanding to JAGO as at the date of termination. Except as otherwise provided herein, JAGO shall not be obliged to refund to INTERCARDIA any payments already made by INTERCARDIA to JAGO pursuant to the provisions of this Agreement.

     (b) In the event of termination of this Agreement by JAGO pursuant to Article 11.2 above, the License shall immedia-tely be terminated and INTERCARDIA shall immediately refrain from using directly or indirectly in any way the Patents, GEOMATRIX Technology and Know-How; provided that INTERCARDIA, its Affiliates and/or sublicensees shall have one-hundred-eighty (180) days thereafter to sell, subject to the royalty obligations under Article 3. above, any Products in their inventory at the time of such termination as promptly notified to JAGO in writing. Furthermore, INTERCARDIA shall return to JAGO all materials, documen-tation, information, data and other things, including samples, furnished by JAGO to INTERCARDIA in connection with this Agreement or the Feasibility Agreement, together with all copies thereof, all free of any charge to JAGO. JAGO shall have the right, but not the obligation, to use, at its sole discretion, any and all such material for its own purposes.

     (c)   In the event of termination by INTERCARDIA pursuant to
           Article 11.2 above, Jagotec shall within 30 (thirty) days as of such termination repay to INTERCARDIA any and all milestone payments actually paid by INTERCARDIA until the effective date of such termination, and the License shall be deemed to be an exclusive, perpetual, fully paid-up and royalty-free license in the Territory.


                      Article 12. Confidentiality

     12.1 During the term of this Agreement it may be necessary for JAGO to disclose to INTERCARDIA information relating to GEOMATRIX Technology and Know-How, or relating otherwise to the business or affairs of JAGO, which JAGO considers to be proprietary and confidential. Likewise, INTERCARDIA may be required to disclose to JAGO information concerning Drug or its business methods and strategy which INTERCARDIA consi-ders to be similarly proprietary and confidential (collec-tively hereinafter referred to as "Confidential Information"). The Party receiving any such Confidential Information agrees to hold in strict confidence and not use, except for the purposes of this Agreement, all Confidential Information obtained from the other Parties during the term of this Agreement.

     12.2 The obligations of confidentiality and non-use contained in this Article 12. shall not extend and apply to Confidential Information that:

           (a) is in or enters the public domain without breach of this Agreement or the Feasibility Agreement;

           (b) can be shown to have been known to the receiving Party prior to disclosure under this Agreement or the Feasibility Agreement;

           (c) is disclosed to the receiving Party, without restriction, by a third party having the right to disclose same;

           (d) is required to be disclosed by a judicial or administrative authority of competent jurisdiction after maximum practical notice to the originally disclosing Party;

           (e) is disclosed to actual or potential investors, corporate partners and/or licensee(s) of either Party, provided (i) that such parties are bound by obligations of confidentiality and non-use which are substantially the same as those set forth in this Article 12. and which are broad enough to cover any disclosure of Confidential Information received from the other Party hereunder; and
               (ii) that no Confidential Information disclosed by the other Party may be disclosed to any such party, whose primary business and activities are in direct competition with the activities of the originally disclosing Party.

     12.3 Confidential Information of the disclosing Party shall be disclosed by the receiving Party only to those employees of the receiving Party who have a need to know such Confidential Information for the purpose of this Agreement. Furthermore, the Parties may also disclose Confidential Information to consultants hired by one or both of the Parties, provided the receiving Party's consultant has a need to know such Confidential Information for the purposes of this Agreement and has prior to such disclosure previously signed a Confidentiality Agreement with the receiving Party which contains substantially the same obligations of confidentiality and non-use as set forth in this Article 12. and which is broad enough to cover disclosure of Confidential Information from the originally disclosing Party.

     12.4 The obligations of confidentiality and non-use contained in this Article 12. shall survive the termination of this Agreement for any reason for a period of five (5) years commencing upon the effective date of such termination, unless otherwise agreed upon by JAGO and INTERCARDIA in any subsequent agreement.

     12.5 The Parties shall be entitled to seek injunctive remedies and relief against the other Party and third persons for any breach or threatened breach of any of these confidentiality provisions.


                  Article 13. Miscellaneous Provisions

     13.1 Waivers: A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either Party in enforcing compliance with any term or condition of this Agreement shall not constitute waiver of such term or condition unless such term or condition is expressly waived in writing.

     13.2 Captions: Captions contained in this Agreement are for reference purposes only and do not constitute any part of this Agreement.

     13.3 Force Majeure: Neither Party shall be held in breach of this Agreement by any reason of acts or omissions caused by any Act of God or other causes beyond the control of the Parties. The Parties shall use due diligence to remove any such causes and to resume performance under this Agreement as soon as it is reasonably feasible.

     13.4 Binding Agreement: This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

      13.5 Assignment: This Agreement and the rights and obligations hereunder, except as explicitly otherwise provided in this Agreement, shall not be assignable by either Party, other than to an Affiliate of such Party, without the prior written consent of the other Party, provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Notwithstanding the preceding sentence, no consent by INTERCARDIA shall be required for the assignment by JAGO Pharma and/or Jagotec of any right to receive any payment payable under this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

      13.6 Separate Entities: Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties hereto or constitute or be deemed to constitute either Party as an agent of the other for any purpose whatsoever and neither Party shall have the authority or power to bind the other Party, or to contract in the name of and create a liability against the other Party in any way or for any purpose.

      13.7 Notices: All notices which are required to be given or submitted pursuant to this Agreement shall be in writing (in the English language) and delivered personally or sent by international courier, or by confirmed facsimile transmis-sion, to the addresses set forth below or to such other address as JAGO or INTERCARDIA may from time to time designate.

           If to JAGO,
           JAGO Pharma
           or Jagotec:    Jago Pharma AG
                          Eptingerstrasse 51
                          CH-4132 Muttenz, Switzerland
                          Attn.: Dr. Jacques Gonella

           with copy to:  Rinderknecht Glaus & Stadelhofer
                          Beethovenstrasse 7
                          P.O. Box 4451
                          CH-8022 Zurich, Switzerland
                          Attn.: Dr. Thomas M. Rinderknecht, Esq.

           If to
           Intercardia,
           CPEC or
           INTERCARDIA:   Intercardia Inc.
                          3200 Chapel Hill Road/Nelson Highway
                          Cape Fear Building, Suite 101
                          P.O. Box 14287
                          Research Triangle Park, NC 27709, U.S.A.
                          Attn.: President
           with copy to:  Wyrick, Robbins, Yates & Ponton L.L.P.
                          4101 Lake Boone Trail, Suite 300
                          Raleigh, NC 27607, U.S.A.
                          Attn.: Larry E. Robbins, Esq.


     13.8 Governing Law: The Parties hereto agree that this Agreement, all transactions affected hereunder and all relationships between the Parties in this connection shall be construed under and be governed in all respects by the laws of Switzerland without reference to the principles of conflict of law thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

     13.9 Entire Agreement: This Agreement, together with the Feasibility Agreement and the Exhibits attached thereto, represent the entire understanding of the Parties with respect to the subject matter hereof, and supersede all proposals or agreements, oral or written, and all other communications between the Parties related to the subject matter of this Agreement, including without limitation any representations or warranties made by either Party hereto or its representatives. This Agreement may not be amended or modified except in a writing duly executed by the Parties hereto.

     13.10 Counterparts: This Agreement may be executed in counterparts, each one of which shall be considered an original, and all of which, when taken together, shall constitute one and the same instrument.

     13.11 Withholding Taxes: Any tax, duty or other levy paid or required to be withheld by INTERCARDIA on account of royalties payable to Jagotec under this Agreement shall be deducted from the amount of royalties otherwise due. INTERCARDIA shall secure and send to Jagotec proof of any such taxes, duties or other levies withheld and paid by INTERCARDIA, its Affiliates or its sublicensees for the benefit of Jagotec.

     13.12 Invalidity of Provisions: In the event that any of the terms or provisions of this Agreement should be in conflict with any rule of law or statutory provision or should be otherwise unenforceable under the laws or regulations of any government or subdivision hereof, such terms and provisions shall be deemed stricken from this Agreement, without affecting the validity of all other terms and provisions of this Agreement which shall remain fully in force.

     13.13 Interest: In the event any amount due and payable under this Agreement is not paid by the due date, then the Party owing such amount shall pay to the creditor, without being requested by the other Party, interest on the total outstanding amount at the rate equal to the prime rate as published in the Wall Street Journal on the date on which such payment falls due in United States Dollars, and adjusted on the first day of every calendar quarter.


            Article 14. Dispute Resolution and Jurisdiction

     14.1 In the event of any dispute arising between the Parties concerning this Agreement, JAGO and INTERCARDIA agree that in the first place they shall meet for good faith discussions in an attempt to negotiate an amicable solution.

     14.2 Any dispute arising between the Parties out of or in connection with this Agreement, or the interpretation, breach or enforcement thereof, which cannot be amicably resolved pursuant to Article 14.1 above within 2 (two) months as from the first appearance of such dispute, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to all of the other Parties. Any arbitration hereunder shall be conducted under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Any such arbitration shall be conducted in the English language by a panel of three (3) arbitrators appointed in accordance with such rules, and shall be held in a place, other than a place in the United States of America or Switzerland, to be determined by the ICC Court of Arbitration in accordance with such rules. The arbitrators shall have the authority to grant specific performance, and to allocate among the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award so rendered and an order of enforcement, as the case may be. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which also shall apply to any arbitration under this section, shall be determined by binding arbitration pursuant to this section.

     14.3 Notwithstanding anything contained in this Article 14., either Party may seek preliminary or injunctive measures or relief in any competent court having jurisdiction.




                   [THE BALANCE OF THIS PAGE
                  IS LEFT BLANK INTENTIONALLY]

This Agreement is executed by Jagotec AG, JAGO Pharma AG, Intercardia Inc. and CPEC Inc. by their duly authorised representatives, as of the dates of signature shown below, and shall be effective as of the Effective Date.



                                       JAGOTEC AG



                                     (signature of Dr. Jacques Gonella
Muttenz, 10 April 1996                       appears here)
- --------------------------         By: --------------------------
(Place and Date)                       Name:  Dr. Jacques Gonella
                                       Title: President


                                       JAGO PHARMA AG


                                        (signature of Dr. Jacques Gonella
Muttenz, 10 April 1996                          appears here)
- --------------------------         By: --------------------------
(Place and Date)                       Name:  Dr. Jacques Gonella
                                       Title: President


                                       INTERCARDIA INC.


Research Triangle Park, NC              (signature of Clayton I. Duncan
April 23, 1996                              appears here)
- --------------------------         By: --------------------------
(Place and Date)                       Name:  Clayton I. Duncan
                                       Title: President & CEO


                                       CPEC INC.


Research Triangle Park, NC              (signature of Clayton I. Duncan
April 23, 1996                               appears here)
- --------------------------         By: --------------------------
(Place and Date)                       Name:   Clayton I. Duncan
                                       Title:  President & CEO

Intercardia Inc. hereby executes this Agreement supplementally in order to guarantee jointly and severally any and all payment obligations of CPEC Inc. stated in this Agreement.



                                       INTERCARDIA INC.


Research Triangle Park, NC              (signature of Clayton I. Duncan
April 23, 1996                              appears here)
- --------------------------         By: --------------------------
(Place and Date)                       Name:   Clayton I. Duncan
                                       Title:  President & CEO

                               SCHEDULE 1
                         PATENTS (ARTICLE 1.11)



PACO 1:

Title: "System for the controlled-rate release of active substances"

Countries:      Italy:       Approved: January 7, 1988, No. 1188212
                             (NATIONAL PATENT)

                USA:         Approved: June 13th 1989, No. 4.839.177

                Europe:      Approved: November 22, 1990, No. 0226884

                Australia:   Approved: July 10, 1990, No. 594992

                Canada:      Approved: April 7, 1992, No. 1.298.479

                New Zealand: Approved: December 11, 1990, No. 218.596

                Japan:       Pending: filed December 19, 1986


PACO 6:

Title:          "Tablets with controlled-rate release of active substances"

Countries:      Italy:       Approved: No. 1237904, June 18, 1993
                             (NATIONAL PATENT)

                USA:         Approved: June 6, 1995, No. 5,422,123

                Europe:      Approved: February 15, 1996, No. 0432607

                Canada:      Pending: filed December 3, 1990
                             Application No. 2.031.393-5

                Japan:       Pending: filed December 14, 1990
                             Application No. 410988/1990


PACO 7:

Title: "Process for preparing pharmaceutical compositions having an increased active substance dissolution rate, and the composition obtained"

Countries:      Italy:       Approved: November 16, 1994, No. 1246188
                             (NATIONAL PATENT)

                USA:         1st Application filed July 22, 1991
                             Application No. 07/733457
                             Pending: Continuation of October 11, 1994
                             Application No. 08/524.739,
                             Approved: Continuation No. 08/321,123
                             December 19, 1995, No. 5.476.654

                Europe:      Pending: filed July 22, 1991
                             Application No. 91112214.1

                Canada:      Pending: filed July 26, 1991
                             Application No. 2.047.944

                Japan:       Pending: filed July 29, 1991
                             Application No. 3-210407


PACO 8:

Title: "Pharmaceutical tablets releasing the active substance after a definite period of time"

Countries:      Italy:       Pending: filed May 15th 1992
                             Application No. MI 92 A 001174
                             (NATIONAL PATENT)

                USA:         Approved: November 7, 1995, No. 5,464,633

                Canada:      Pending: filed May 26, 1994
                             Application No. 2.124.425


PACO 9:

Title: "Pharmaceutical tablet capable of liberating one or more drugs at different release rates"

Countries:      Italy:       Pending: filed September 24, 1992
                             Application No. MI 92 A 002192
                             (NATIONAL PATENT)

                PCT*:        Pending: filed September 21, 1993
                             Application, No. PCT/EP93/02556,


*PCT Designated Territories:     Australia, Canada, Japan, USA, New Zealand,
                                 European Patent Territory

                     AMENDMENT NO. 1 TO THE

                AGREEMENT FOR FEASIBILITY STUDY



THIS AMENDMENT NO. 1 (the "AMENDMENT"), effective as of the 15th day of April, 1996, made by and among JAGO Pharma AG, a Swiss corporation, having its place of business at Eptingerstrasse 51, CH-4132 Muttenz, Switzerland (hereinafter, together with its Affiliates, including without limitation Jagotec AG, a Swiss corporation, referred to as "JAGO") and Intercardia Inc., a Delaware corporation, having a place of business at 3200 Chapel Hill Road/Nelson Highway, Cape Fear Building, Suite 101, Research Triangle Park, NC 27709, U.S.A. (hereinafter referred to as "Intercardia"), and CPEC. Inc., a Nevada corporation having its place of business at Suite 1100, 300 South Fourth Street, Las Vegas, Nevada 89101, U.S.A. (hereinafter referred to as "CPEC"; Intercardia and CPEC hereinafter collectively referred to as "INTERCARDIA").


WHEREAS, the Parties have entered into a Feasibility Study
Agreement (the "Agreement") effective as of 15 April 1996; and

WHEREAS, the Parties wish to amend Article 5.6 of the Agreement for clarification reasons; and

WHEREAS, all capitalized terms used, but not defined herein, shall have the meaning as set forth in the Agreement.


NOW THEREFORE, the Parties agree as follows:


    1. Article 5.6 of the Agreement shall be deleted and replaced in its entirety by the following restated Article 5.6:


              5.6 Either Party hereto shall be entitled to seek injunctive remedies and relief against the other Party and third parties for any breach or threatened breach of any of these confidentiality and non-use provisions. Furthermore, JAGO or INTERCARDIA shall have the right to terminate the Agreement pursuant to
                   Section 9.2 (d) below upon the occurrence of a breach of any of these confidentiality and non-use obligations by the other Party, provided that prior to such termination, the Parties shall consult on such breach and discuss the materiality thereof, whereby the non-breaching Party shall have the right, in its sole discretion, to terminate the Agreement in the event that it determines such breach as material.

    2. All other terms of the Agreement shall not be affected by this Amendment and remain in full force and effect.





The Amendment is executed by JAGO Pharma AG, Intercardia Inc. and CPEC Inc., by their duly authorised representatives, as of the dates of signature shown below, and shall be effective as of the date first written above.




                                       JAGO PHARMA AG

                                       (signature of Dr. Jacques
                                            Gonella)
Muttenz, __ April 1996             By: --------------------------
                                       Name:  Dr. Jacques Gonella
                                       Title: President


                                       INTERCARDIA INC.


Research                               (signature of Clayton I. Duncan
Triangle Park NC,  23 April 1996           appears here)
                                   By: --------------------------
                                       Name:   Clayton I. Duncan
                                       Title:  President & CEO


                                       CPEC INC.



Research                                (signature of Clayton I. Duncan
Triangle Park NC, 23 April 1996            appears here)
                                   By: --------------------------
                                       Name:   Clayton I. Duncan
                                       Title:  President & CEO